Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Brian Tanner, Hawaiian Telcom	Ann Nishida, Hawaiian Telcom
(808) 546-3442	(808) 546-1888

For Immediate Release

Hawaiian Telcom Reports First Quarter 2008 Results

HONOLULU (Thursday, May 15, 2008) — Hawaiian Telcom Communications, Inc. today reported financial results for its first quarter 2008.  Quarterly highlights for the Company include:

•      Quarterly operating revenue of $112.4 million, which resulted in Adjusted EBITDA (as defined herein) of $32.9 million.

•      Total High Speed Internet (HSI) subscribers increased to 94,230; total switched access lines ended the quarter at 545,448.

•      The Company’s myChoiceSM bundles continued to demonstrate solid performance with 6,500 bundles added in the quarter.

The Company recently announced Eric K. Yeaman as its president and chief executive officer, replacing Stephen F. Cooper.  Mr. Cooper will remain chief executive officer until Mr. Yeaman begins his day-to-day responsibilities at the Company on June 16, 2008.  Also effective June 16, 2008, Mr. Yeaman will join the Company’s Board of Directors.  Walter A. Dods, Jr., who has served on the Board since May 2005, was named non-executive Chairman of the Board.  In addition, Robert F. Reich, formerly interim chief financial officer, has been appointed the Company’s permanent chief financial officer, and Alan M. Oshima will be transitioning from his position as senior vice president and general counsel to senior advisor to the Company and a member of the Board.

“It has been my pleasure to serve as Hawaiian Telcom’s chief executive officer and I want to thank all the employees for their hard work and dedication, and I look forward to assisting with a smooth transition to our new CEO,” said Stephen F. Cooper, Hawaiian Telcom’s chief executive officer.

Yeaman said: “I appreciate the leadership Steve Cooper and his team have provided Hawaiian Telcom over the past several months and I look forward to continuing our progress on driving better customer service and improving operations, so we can meet our commitment to delivering innovation and value to the Hawaii marketplace.”

First Quarter 2008 Results

Revenues

First quarter consolidated revenue was $112.4 million, $4.0 million below the prior quarter and 10.4 percent lower than that of the previous year’s first quarter, driven principally by the decline in switched access lines.

Local services revenue was $49.6 million, down 4.2 percent from the prior quarter, and down 8.1 percent from the previous year’s first quarter, primarily due to a corresponding 2.7 percent and 8.3 percent quarter-over-quarter and year-over-year decline in switched access lines.

First quarter network access services revenue was $33.1 million, down 1.9 percent from the prior quarter and down 18.7 percent from the previous year’s first quarter, primarily due to certain wholesale back billing the Company benefited from in the first quarter of 2007, as well as the decline in switched access lines.

Revenue from long distance services was $9.0 million in the first quarter, flat versus the prior quarter, but an increase of 8.3 percent from the same period a year ago, primarily due to a high volume of billing credits that adversely impacted the first quarter of 2007.

In the first quarter, HSI revenue was $8.8 million, flat versus the prior quarter, and a decrease of 2.5 percent from that of the previous year’s first quarter.  The year-over-year decrease was primarily driven by competitive pressures, which resulted in a reduction in rates.  First quarter total HSI subscribers were 94,230, up 0.8 percent from the prior quarter.

Operating Expenses

First quarter operating expenses, exclusive of depreciation and amortization and non-recurring costs, were down 8.3 percent to $79.6 million when compared with the fourth quarter of 2007 operating expenses of $86.8 million, and flat when compared with the previous year’s first quarter.  The decrease from the previous quarter was primarily related to a decrease in bad debt expense, as well as lower network-related labor costs from the severe weather experienced in Hawaii in the fourth quarter of 2007.  In addition, headcount-related costs were lower as a result of a reduction in force and early retirement actions the Company undertook in the first quarter of 2008.

Income (Loss) from Continuing Operations/EBITDA Reconciliation

To supplement our consolidated financial statements prepared and presented in accordance with generally accepted accounting principles (GAAP), we use Adjusted EBITDA for debt compliance and management reporting purposes as a non-GAAP financial measure.  Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate the effectiveness of the Company’s operating performance and to enhance the comparability between periods.  Our use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA from continuing operations for the first quarter 2008 was $32.9 million.  Adjusted EBITDA was determined as follows (dollars in thousands):

	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2007

Income (loss) from continuing operations	$(40,117)	$17,632
Provision for income taxes	0	1,900
Interest expense and other income and expense, net	22,585	20,527
Loss on early extinguishment of debt	2,662	0
Loss on interest rate swap	735	0
Depreciation and amortization	39,377	41,748
EBITDA from continuing operations	25,242	81,807
Settlement with BearingPoint	0	(45,681)
Non-recurring costs	7,617	9,419
Adjusted EBITDA from continuing operations	$32,859	$45,545

Cash & Liquidity

In March, the Company borrowed the remaining available principal amount under its revolving credit facility thereby increasing the total amount drawn under its revolver to $89.8 million and a $0.2 million letter of credit balance as of the end of the first quarter.

At the end of first quarter, the Company had $93.0 million in cash and cash equivalents compared to $8.8 million at the end of the fourth quarter and $4.9 million a year ago.  Capital expenditures for the first quarter were $22.8 million.

Conference Call

The Company will host a conference call to discuss its first quarter results at 9:00 a.m. (Hawaii Time), or 3:00 p.m. (Eastern Time) on Thursday, May 15th, 2008.

To access the call, participants should dial (877) 381-5057 (US/Canada), or (706) 679-4222 (International) five minutes prior to the start of the call.  A telephonic replay of the conference call will be available one hour after the conclusion of the call until 11:00 a.m. (Hawaii Time), or 5:00 p.m. (Eastern Time) May 22nd, 2008.  Access the replay by dialing (800) 633-8625 and entering confirmation code 21381680.  Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21381680.

Use of Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization.  Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and non-recurring costs not expected to occur regularly in the ordinary course of business.  The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance, enhance comparability between periods and make operating decisions as well as for covenant compliance purposes under the senior credit facility.  Our use of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the telecommunications industry.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act.  Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s annual report on Form 10-K for the fiscal year ended December 31, 2007. The information contained in this release is as of March 31, 2008. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, and wireless services.

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Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2008	2007

Operating revenues	$112,435	$125,463

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	43,435	45,045
Selling, general and administrative	43,758	44,292
Settlement with BearingPoint	—	(45,681)
Depreciation and amortization	39,377	41,748

Total operating expenses	126,570	85,404

Operating income (loss)	(14,135)	40,059

Other income (expense):
Interest expense	(23,177)	(20,670)
Loss on early extinguishment of debt	(2,662)	—
Loss on interest rate swap	(735)	—
Interest income and other	592	143

Total other expense	(25,982)	(20,527)

Income (loss) from continuing operations before provision for income taxes	(40,117)	19,532

Provision for income taxes	—	1,900

Income (loss) from continuing operations	(40,117)	17,632

Loss from discontinued operations, net of tax	—	(2,095)

Net income (loss)	$(40,117)	$15,537

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in thousands, except per share information)

	March 31,	December 31,
	2008	2007

Assets

Current assets
Cash and cash equivalents	$93,019	$8,772
Segregated cash	—	271,464
Receivables, net	60,424	65,392
Material and supplies	6,336	6,600
Prepaid expenses	2,184	3,343
Other current assets	5,703	4,890
Total current assets	167,666	360,461
Property, plant and equipment, net	779,364	794,051
Deferred financing and other assets	22,050	25,891
Intangible assets, net	445,894	457,437

Total assets	$1,414,974	$1,637,840

Liabilities and Stockholder’s Equity

Current liabilities
Accounts payable	$45,521	$54,099
Accrued expenses	37,279	27,396
Income taxes payable	—	1,150
Advance billings and customer deposits	15,830	15,496
Current maturities of long-term debt	—	263,000
Other current liabilities	9,188	16,648
Total current liabilities	107,818	377,789
Long-term debt	1,074,500	989,700
Employee benefit obligations	59,955	57,176
Other liabilities	22,371	11,695
Total liabilities	1,264,644	1,436,360

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,811	428,565
Accumulated other comprehensive loss	(17,975)	(6,696)
Accumulated deficit	(260,506)	(220,389)
Total stockholder’s equity	150,330	201,480

Total liabilities and stockholder’s equity	$1,414,974	$1,637,840

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in thousands)

	Three Months Ended
	March 31,
	2008	2007

Cash flows from operating activities:
Net income (loss)	$(40,117)	$15,537
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	39,377	43,675
Deferred income taxes, net	—	1,500
Employee retirement benefits	2,779	4,259
Provision for uncollectibles	2,743	2,218
Write-down of software costs	—	18,593
Loss on early extinguishment of debt	2,662	—
Loss on interest rate swap	735	—
Changes in operating assets and liabilities:
Receivables	2,225	23,216
Material and supplies	264	916
Other current assets	345	1,332
Accounts payable and accrued expenses	10,114	(48,454)
Other current liabilities	(6,150)	(287)
Other, net	1,453	2,735
Net cash provided by operating activities	16,430	65,240

Cash flows from investing activities:
Capital expenditures	(22,772)	(16,061)
Transfer of segregated cash	271,464	—
Net cash provided by (used in) investing activities	248,692	(16,061)

Cash flows from financing activities:
Proceeds from issuance of debt	86,800	16,000
Payment of settlement on interest rate swap	(2,675)	—
Repayment of debt	(265,000)	(65,000)
Net cash used in financing activities	(180,875)	(49,000)

Net change in cash and cash equivalents	84,247	179
Cash and cash equivalents, beginning of period	8,772	4,752

Cash and cash equivalents, end of period	$93,019	$4,931

Supplemental disclosure of cash flow information:
Interest paid, net of amounts capitalized	$8,951	$15,580
Income taxes paid	1,150	—